Exhibit 10.3

CONFIDENTIAL TREATMENT REQUESTED. CERTAIN PORTIONS HAVE BEEN OMITTED
 AND HAVE BEEN FILED SEPARATELY WITH THE COMMISSION.

DISTRIBUTION AND MARKETING ALLIANCE AGREEMENT

          Agreement made as of the Fifteenth day of AUGUST, 2000(the “Effective Date”) by and between Gruppo Euricom, a corporation whose principal offices are located at Via Stazione, 119 Valle Lomellina (PV) (hereinafter referred to as “EU”) and Dakota Growers Pasta Company, a North Dakota, USA corporation whose principal offices are located at One Pasta Avenue, Carrington, North Dakota (hereinafter referred to as “DGPC”).

Article I – Appointment and Exclusivity
1.1	EU hereby grants DGPC exclusive distribution rights to EU’s pasta and rice (hereinafter referred to as Products) in the United States of American and Canada (hereinafter defined as the Territory), except as defined in Article 1.5.

1.2	Sales to DGPC will be effected through DGPC’s designated importer, Sinco, Inc. (hereinafter referred to as Sinco), whose principal offices are located at 750 Pleasant St. Belmont, Massachusetts USA. Pricing and terms of the sale of EU’s products to DGPC by Sinco are covered by a separate agreement between Sinco and DGPC, a copy of which will be on file with DGPC, Sinco and EU.
1.2.1	Any breach for cause of the agreement between Sinco and DGPC will neither cancel nor reduce DGPC’s obligations towards EU as stated in this contract. This is to underline the reciprocal commitments between DGPC and EU.

1.3	For the duration of this Agreement, DGPC will not distribute within the Territory any same Products manufactured in Italy by any supplier other than EU, unless agreed to by EU in advance and in writing.

1.4	EU will not distribute Products in the Territory, either directly or indirectly, to or through any other company other than DGPC.
1.5	EU currently supplies private label Italian pasta to Trader Joe’s, a California grocery chain (hereinafter referred to TJ). TJ’s business with EU is covered by a separate contract with a separate U.S. importer which grants them exclusive rights to import and distribute EU’s pasta to TJ. This contract is valid through??. DGPC will refrain from offering Italian pasta to TJ from EI or from any other Italian pasta manufacturer while the EU’s contract with their TJ pasta importer remains in force. DGPC is free to sell their own U.S. produced pasta to TJ. TJ is the only exception to DGPC’s exclusive distribution rights in the Territory.

1.6	DGPC will distribute Products under customer private brands, DGPC’s brand or brands, and or EU’s brand or brands. EU will retain the trademarks for their own brands, but grants DGPC the exclusive right to use EU’s brand sin the Territory. Should the Parties decide to market a new brand for EU’s Products in the Territory, DGPC and EU will equally own such brand.

1.7	DGPC will distribute to retail stores, foodservice distributors, restaurant chains, and food manufacturers.
1.8	Distribution of EU’s rice by DGPC in the Territory will be subject to terms and conditions stated in a separate agreement which the Parties undertake to prepare within 90 days from the signing of this agreement. Failure to sign an agreement on rice shall not invalidate this Agreement whose principal concerns is pasta.

Article 2 – Volume

2.1	DGPC agrees to use its best efforts to purchase the below-specified volume of pasta from EU. These volumes represent the minimum volume obligation by DGPC to EU. Both parties may mutually agree to amend these quantities from time to time.
Annual Volume by 31 December 2002: *** pounds (*** mt)
Annual Volume by 31 December 2003: *** pounds (*** mt)
Annual Volume Subsequent Years: *** pounds (*** mt)
2.2	In the event that the volumes fail to reach *** pounds by 31 December 2002, and/or *** pounds by 31 December 2003, and all subsequent years, EU may elect to terminate the agreement. In the event that DGPC fails to purchase at least *** pounds per year by year three (3), EU may elect to terminate the agreement or to enter into a non-exclusive agreement with DGPC.
2.2.1	Should EU exercise their right to terminate this agreement per Article 2.2, DGPC agrees to continue to market EU’s products to customers that DGPC and EU had established together while this agreement was in effect, according to the same terms concerning service, quality, and competitive pricing that are in force in this agreement.

	2.2.2	Should Article 2.2.1 come into force, DGPC may not sell Products on behalf of any other company to those customers, and EU may not sell Products to those customers other that through DGPC. If EU exercises their rights in Article 2.2, EU may pursue new business within the Territory independent of DGPC, and DGPC may pursue new Italian business within the Territory independent of EU, but for the above mentioned previously established customers.

(* - Confidential treatment requested.)

Article 3 – Quality

3.1	EU guarantees that all products supplied to DGPC will be packed according to the specifications established between DGPC and EU.
3.2	EU guarantees that all products supplied to DGPC will conform to regulations of the government within the Territory.
3.3	DGPC is responsible for the legal copy on any of EU’s packaging on EU’s Products distributed by DGPC in the Territory.
3.4	DGPC’s quality assurance department may inspect any and all EU factories that are engaged in supplying DGPC. Inspections shall be mutually planned and agreed upon in advance by EU.

Article 4 – Advertising and Sales Promotion

4.1	DGPC will be responsible for the development of marketing materials on Products sold in the Territory. DGPC may modify or ask EU to modify existing EU marketing materials. DGPC will obtain prior written approval from EU prior to distribution of any material bearing the EU name.

4.2	EU may include DGPC in EU’s marketing materials. EU will obtain prior written approval from DGPC prior to distribution of any material bearing the DGPC name.
4.3	EU will provide DGPC with a reasonable amount of product samples at no charge for the purpose of sales presentations.
4.4	EU will allow visits by DGPC customers, provided DGPC or its designated agent accompanies them.

Article 5 – Market Information

5.1	EU will provide DGPC with complete and full disclosure of EU’s current business in the Territory as of the date of this Agreement.
5.2	EU will advise DGPC of any business within the Territory that is currently in negotiations and will involve DGPC in these negotiations with the goal of gaining the distribution for DGPC.
5.3	EU and DGPC will develop joint strategies for marketing the Products in the Territory. EU will work with DGPC and their sales department. Such help could include sales calls with DGPC personnel on customers within the Territory and EU’s participation in DGPC’s marketing meetings wherein such meetings are called to specifically discuss the sales and distribution of EU’s products
.
5.4	DGPC will develop a reporting system to keep EU abreast of DGPC’s activities on EU’s Products. This information will include sales volumes by customer as well as sales progress and any other information that the Parties wish to include.

5.5	EU and DGPC agree to enter into an exchange of strategic information as it relates to their business together. Such an exchange may include visits to one another’s facilities. Each party shall be entitled to determine what strategic information to disclose to the other.

Article 6 – Expenses

6.1	EU and DGPC are each responsible for their own expenses within each party’s area of endeavor. Either party may wish to participate or share in the other party’s expense if it is agreed that such participation will enhance their joint or individual business objectives.

Article 7 – Nondisclosure

7.1	Neither Party shall disclose to any third party any information relating to the other’s business or methods of carrying on business or any other information it receives from the other party that is considered confidential. All such information shall be returned upon termination or expiration of the Agreement.

Article 8 – Term and Termination

8.1	The term of this agreement is six (6) years, unless either party breach mutually agreed upon covenants. The distribution alliance is automatically extended for an additional two (2) years after every five (5) if there is not a termination for cause within the terms or if the Parties mutually agree to terminate the Agreement.

8.2	If a breach occurs, the offended party shall notify the other in writing, and the other has 30 days to correct the breach.
8.3	If the agreement is terminated and the Parties agree to continue on a non-exclusive basis, DGPC may continue to distribute EU’s Products to customers attained during this agreement. As long as DGPC continues to supply EU’s products to said customers, EU may not sell, either directly or indirectly, those same customers through any other company other than DGPC.

8.4	In the event of termination, the Parties are free to act independently to sell or distribute their own products in the Territory, except as stated in Article 8.3.
8.5	In the event of termination, sales of any brand or brands owned equally by both parties will be phased out. One party may acquire the rights and ownership of said brand or brands from the other party. In such case, the party acquiring the brand or brands has the right to continue selling that brand in the Territory.

8.6	If upon termination DGPC is distributing Products under an EU registered brand, EU will allow DGPC 90 days or some mutually agreed reasonable amount of time to phase out of said brand.
8.7	Notwithstanding any other provisions of this Agreement, either EU or DGPC, at its option, may terminate this Agreement upon thirty (30) days written notice in the event of any of the following:
	8.6.1	DGPC or EU becomes unable to pay its debts in the ordinary course of business.
	8.6.2	DGPC or EU enters into liquidation or bankruptcy or has a receiver appointed.
	8.6.3	DGPC may terminate this agreement if EU fails to maintain reasonable industry standards concerning competitive pricing, quality, or service.
	8.6.4	Should Sinco, the designated importer, become unable to pay its debts in the ordinary course of business, DGPC or EU may elect to appoint a new importer.

Article 9 – Durum Export

9.1	As a grower-owned cooperative, DGPC may be interested in exporting durum/wheat to EU. EU agrees to allow DGPC preferential status in any bids tendered for North American durum, provided DGPC meets EU’s quality and price standards.

Article 10 – Liaison

10.1	Sinco Inc. and its agent, Andrew & Company with an office in Rome, Italy, will serve as a liaison between the parties. Sinco Inc. and Andrew & Co. shall adhere to the obligations and bounds of this Agreement.

Article 11 – Governing Law

11.1	This Agreement shall be deemed to have been made in the State of North Dakota and shall be governed by and interpreted in accordance with the laws of the State of North Dakota. Any disputes not so settled shall be finally settled by binding arbitration in Fargo, North Dakota, USA, by and under the rules of the American Arbitration Association (“AAA”). There shall be one arbitrator, appointed jointly by the Parties. Should they be unable to agree on a single arbitrator within thirty (30) days after notification by one Party to the other, then the arbitrator shall chosen by the AAA. The arbitrator is authorized to award costs and fees in accordance with his or her assessment of the relative equities and validity and reliability of claims and defenses in the controversy. Both Parties consent to the jurisdiction of any court for enforcement of any arbitral award issued hereunder.

Article 12 – Assignment

12.1	This Agreement shall be binding upon and shall insure to the benefit of the Parties hereto and their respective successors and assigns. Neither Party shall directly or indirectly transfer, assign, or otherwise encumber this Agreement without the prior written consent of the other Party.

Article 13 – Force Majeure

13.1	If the performance of any obligation under this Agreement is prevented or delayed for any cause beyond the reasonable control of the Party whose performance is prevented or delayed, such Party shall be excused from performance so long as and to the extent that such cause continues to prevent or delay performance. Such defaulting Party shall promptly notify the other Party of the existence of such cause and shall at all times use its best efforts to resume promptly and complete its performance.

Article 14 – Entire Agreement
14.1	This Agreement constitutes the entire Agreement between the Parties.

Euricom S.p.a.	Dakota Growers Pasta Company

Signature	Signature

Title	Title

Date	Date